LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is made this 30th day of June 2010 (the “Effective Date”) by and between OTR, an Ohio general partnership, acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio (“OTR”), and STEELCLOUD, INC., a Virginia corporation (“SteelCloud”).  The signatories to this Agreement will hereafter be referred to jointly as the “Parties”.

RECITALS

A.         Pursuant to a Standard Industrial Gross Lease dated November 5, 2004, as amended by (i) that certain Lease Amendment #1 dated March 28, 2005, and (ii) that certain Lease Amendment #2 dated March __, 2009 (as amended, the “Lease”), pursuant to which SteelCloud leased from OTR approximately 24,240 rentable square feet of space designated as Bays 3-5 (collectively, the “Premises”) in the building known as Building 8 (the “Building”) with an address of 13960-13964 Park Center Road, Herndon, Virginia 20171 and located in the industrial park known as Renaissance Park at Dulles (the “Industrial Park”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

B.         SteelCloud has failed to timely pay to Landlord Fixed Minimum Rent and Additional Rent (collectively, “Rent”) to Landlord in accordance with the terms of the Lease (the “Event of Default”).  As of the date of this Agreement, SteelCloud owes Landlord past-due Rent in the amount of twenty thousand, two hundred eighty-eight and 87/100 dollars ($20,288.87) and Rent for the remaining Term of the Lease in the amount of one million, seven hundred forty-seven thousand, one hundred twenty-two and 13/100 dollars ($1,747,122.13).

C.         SteelCloud acknowledges and agrees that:

(i)	the Security Deposit (defined below) has been previously applied to past due amounts owing under the Lease; and

(ii)	SteelCloud is in default of the conditions of the Lease beyond all applicable notice, grace and cure periods on account of, among other things, the Event of Default.

D.         OTR and SteelCloud desire to establish the terms by which SteelCloud will deliver possession of the Premises to Landlord.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration exchanged between OTR and SteelCloud, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0	INCORPORATION OF RECITALS

1.1           The foregoing Recitals are incorporated into this Agreement as if fully set out herein.

2.0	RELEASE OF PREMISES AND SECURITY DEPOSIT

2.1.	On the date of this Agreement:

a)
SteelCloud will surrender the Premises to OTR in broom clean condition and hereby waives and releases any and all rights, title and interests it may have in and to the Premises and the Personal Property contained therein; and,

b)
The Term of the Lease is terminated subject, however, to the survival of indemnification in other provisions of the Lease which by their terms survive the expiration or earlier termination of the Term of the Lease.

2.2.          In consideration of OTR’s agreement to terminate the remainder of the Term of the Lease as provided herein, SteelCloud shall pay OTR the amount of three hundred thirteen thousand, six hundred fifty-four 87/100 dollars ($313,654.87) in immediately available funds within ten days of the date of this Agreement.

2.3.          OTR has previously applied in accordance with the terms of the Lease the security deposit in the amount of Ninety-Six Thousand Six Hundred Eighty-Five and 00/100 Dollars ($96,685.00) (such amount, the “Security Deposit”) posted by SteelCloud pursuant to the Lease and SteelCloud hereby waives and releases any and all rights, title, and interests it may have in and to the Security Deposit.

3.0	MISCELLANEOUS TERMS AND CONDITIONS

3.1.          In consideration hereof, SteelCloud and its successors, affiliates, assigns,  agents, and attorneys hereby release and forever discharge OTR, and all of its predecessors, successors, parents, direct subsidiaries, indirect subsidiaries, affiliates, assigns, heirs, agents, attorneys, principals, officers, partners, employees, members and managers, jointly and severally, from and against all actions, causes of action, claims, suits, debts, damages, judgments, liabilities, and demands whatsoever, whether matured or un-matured, whether at law or in equity, whether before a local, state or federal court or state or federal administrative agency, tribunal, or commission regardless of location, and whether now known or unknown, liquidated or un-liquidated, that SteelCloud now has or may have had, or that may hereafter accrue, arising out of the Lease or the Premises.

3.2.          This document contains the complete Agreement between the Parties and shall be binding upon the Parties thereto, their predecessors, successors, parents, subsidiaries, partners, affiliates, assigns, agents, directors, officers, employees, and attorneys.  Each of the signatories of this Agreement represents and warrants that he is authorized to execute this Agreement and to bind the Parties hereto.  This Agreement may be modified only by a written document signed by the Parties.  No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the Party against whom the waiver is to be enforced.  This Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement.  Signatures received via facsimile or pdf electronic transmission shall be acceptable as originals.  If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part or provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

3.3.          The Parties acknowledge that they have had the opportunity to consult with legal counsel of their choosing prior to entering into this Agreement and that they enter this Agreement knowingly and voluntarily.

3.4.          Any notices required under this Agreement shall be served upon the Parties via telecopier and/or overnight priority mail as follows:

Notices to OTR:

OTR, Renaissance Park
275 E. Broad Street
Columbus, Ohio 43215
Attention: Real Estate Manager

With a copy to:

Seyfarth Shaw LLP
975 F Street, NW
Washington, DC 20004
Attn: Alexander X. Jackins, Esquire
Notices to SteelCloud:

SteelCloud, Inc.
20110 Ashbrook Place, Suite 130
Ashburn, Virginia 20147
Attn: Brian H. Hajost

3.5.           This Agreement shall be governed, in all respects, under the laws of the Commonwealth of Virginia, without reference to or consideration of its choice of law rules.

[Signatures on next page]

IN WITNESS WHEREOF, we have hereunto set our hands and seals as of the date above written.

OTR, an Ohio general partnership, acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio		STEELCLOUD, INC., a Virginia corporation

By:	/s/ Russ Nicholson	By:	/s/ Brian H. Hajost

Name:	Russ Nicholson	Name:	Brian H. Hajost

Title:	Authorized Officer	Title:	President & CEO